                                                                       EXHIBIT 5

           UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS


On February 20, 2003, AmerAlia, Inc. (AmerAlia), through its indirect, wholly-owned subsidiary, Natural Soda, Inc., purchased the assets of White River Nahcolite Minerals, LLC (WRNM), and certain related contracts held by IMC Chemicals, Inc., in exchange for $20,600,000. The short-term financing used in the acquisition was provided by The Sentient Group of Grand Cayman, secured by 100% of the outstanding common stock of Natural Soda, Inc. (a subsidiary of Natural Soda Holdings, Inc., itself a subsidiary of AmerAlia, Inc.).

The following unaudited condensed combined pro forma financial statements ("the pro forma financial statements") and explanatory notes have been prepared and give effect to the WRNM acquisition using the purchase method of accounting for business combinations. The acquisition is being accounted for as a purchase business combination as defined in SFAS No. 141.

In accordance with Article 11 of Regulation S-X under the Securities Act, an unaudited condensed combined pro forma balance sheet (the "pro forma balance sheet") as of December 31, 2002, and unaudited condensed combined pro forma statement of operations for the six months ended December 31, 2002, and the unaudited condensed combined pro forma statement of operations for the year ended June 30, 2002 (the "pro forma statements of operations"), have been prepared to reflect, for accounting purposes, the acquisition by AmerAlia of certain of the assets and liabilities of WRNM. The Company has allocated the excess purchase price to goodwill. The Company is in the process of finalizing the allocation of the purchase based on the fair values of the assets and liabilities acquired.

The following pro forma financial statements have been prepared based upon the historical financial statements of AmerAlia and WRNM. The pro forma financial statements should be read in conjunction with (a) the historical consolidated financial statements and related notes thereto of AmerAlia as of June 30, 2002, and 2001, and for the years ended June 30, 2002, 2001, and 2000, as included in this filing on Form 8-K; and (b) the audited historical financial statements and related notes thereto of WRNM as of June 30, 2002, and 2001, and for the years ended June 30, 2002 and 2001.

The December 31, 2002, pro forma balance sheet assumes that the WRNM acquisition was completed on December 31, 2002. The December 31, 2002, pro forma balance sheet includes the historical unaudited and unreviewed consolidated balance sheet data of AmerAlia as of December 31, 2002, and the historical unaudited and unreviewed balance sheet data of WRNM as of December 31, 2002. AmerAlia and WRNM have no intercompany activity that would require elimination in preparing the pro forma financial statements.

The pro forma statement of operations for the six months ended December 31, 2002, assumes that the WRNM merger occurred on July 1, 2002, and includes the unaudited and unreviewed historical consolidated statement of income data of AmerAlia for the six months ended December 31, 2002, and the unaudited and unreviewed historical statement of operations data of WRNM for the six months ended December 31, 2002.

The pro forma statement of operations for the year ended June 30, 2002, assumes that the WRNM acquisition occurred on July 1, 2001, and includes the audited historical consolidated statement of operations data of AmerAlia for the year ended June 30, 2002, and the audited historical statement of operations data of WRNM for the year ended June 30, 2002.

The pro forma financial statements are provided for illustrative purposes only, and are not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been consummated at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. The pro forma financial statements do not include any adjustments related to any restructuring charges or one-time charges which may result from the acquisition or the final result of valuations of inventories, property, plant and equipment, intangible assets, debt, and other obligations. The Company has provided its estimated acquisition entries as noted in the pro forma adjustments.

                                 AMERALIA, INC.
      UNAUDITED AND UNREVIEWED CONDENSED COMBINED PRO FORMA BALANCE SHEET


                                                                                                                 Ameralia, Inc.
                                                 Ameralia, Inc.       White River                               and Subsidiaries
                                               and Subsidiaries   Nahcolite Minerals                           (Post Acquisition)
                                                     as of              as of                Acquisition             as of
                                               December 31, 2002   December 31, 2002           Entries         December 31, 2002
                                               -----------------  ------------------      ----------------     ----------------
ASSETS
------

CASH                                           $           1,498     $            200     $         (200)[2]   $          1,498
RESTRICTED CASH                                           75,631                    -         24,000,000 [1]          1,036,582
                                                                                             (23,039,049)[2]
ACCOUNTS RECEIVABLE                                            -            1,918,200                                 1,918,200
DUE FROM IMCC                                                  -            8,634,900         (8,634,900)[2]                  -
PREPAID EXPENSES                                         232,100              (11,900)           470,845 [2]            691,045
INVENTORIES                                                    -              592,100            (18,000)[2]            574,100
FIXED ASSETS, NET                                         10,590           11,303,200           (303,200)[2]         11,010,590
MINERAL PROPERTIES AND PATENTS, NET                            -            3,425,800           (295,800)[2]          3,130,000
LEASE ACQUISITION, EXPLORATION & DEV                   3,816,367                    -                                 3,816,367
PLANT CONSTRUCTION IN PROGRESS                        12,415,533                    -                                12,415,533
DEFERRED FINANCING COSTS                                 720,135                    -                                   720,135
GOODWILL                                                       -                    -          6,508,504 [2]          6,508,504
DEPOSITS & BONDS                                          34,744                2,500                                    37,244
                                               ------------------    -----------------    ---------------      -----------------
    TOTAL ASSETS                               $      17,306,598     $     25,865,000     $   (1,311,800)      $     41,859,798
                                               ==================    =================    ===============      =================


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

ACCOUNTS PAYABLE                               $       1,799,288     $        167,600     $     (595,000)[2]        $ 1,371,888
ROYALTIES PAYABLE                                        541,667                    -                                   541,667
ACCRUED EXPENSE                                          578,708              977,100                                 1,555,808
ARO LIABILITY                                                  -              352,500            697,500 [2]          1,050,000
DUE TO RELATED PARTIES                                 1,071,158                    -                                 1,071,158
NOTES PAYABLE                                         11,858,378                    -         24,000,000 [1]         37,058,378
                                                                                               1,200,000 [2]
INTEREST PAYABLE                                          94,758                    -                                    94,758
MEMBERS' PAYABLE                                               -            3,855,500         (3,855,500)[2]
PREFERRED STOCK                                                4                    -                                         4
COMMON STOCK                                             149,822                    -                                   149,822
ADDITIONAL PAID IN CAPITAL                            22,365,431                    -                                22,365,431
PREPAID CONSTRUCTION COSTS                            (1,223,000)                   -                                (1,223,000)
ACCUMULATED DEFICITS/MEMBERS' EQUITY                 (19,929,616)          20,512,300         (2,246,500)[2]        (22,176,116)
                                                                                             (20,512,300)[2]
                                               ------------------    -----------------    ---------------      -----------------
    TOTAL LIABILITY AND STOCKHOLDERS' EQUITY   $      17,306,598     $     25,865,000     $   (1,311,800)      $     41,859,798
                                               ==================    =================    ===============      =================

---------------------

[1] To record the issuance of a $24,000,000 note payable and the receipt of $24,000,000 in cash.

[2] To record the purchase of assets from White River (less balance sheet items not acquired), to record the costs of acquisition, and to record the payment of certain Company liabilities as required in the purchase agreement.

                                 AMERALIA, INC.
 UNAUDITED AND UNREVIEWED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS


                                                                                                                   Ameralia, Inc.
                                           Ameralia, Inc.              White River                                and Subsidiaries
                                          and Subsidiaries         Nahcolite Minerals                            (Post Acquisition)
                                             For The Six               For The Six                                  For The Six
                                            Months Ended              Months Ended          Acquisition             Months Ended
                                          December 31, 2002         December 31, 2002          Entries           December 31, 2002
                                         -------------------      ---------------------   ----------------      --------------------
SALES, NET                               $                -       $          6,586,786                          $         6,586,786
COST OF SALES                                             -                  7,868,897                                    7,868,897
                                         -------------------      ---------------------                         --------------------

GROSS PROFIT (DEFICIT)                                    -                 (1,282,111)                                  (1,282,111)
                                         -------------------      ---------------------                         --------------------

EXPENSES

   GENERAL AND ADMINISTRATIVE                       932,689                    322,437             84,000 [1]             1,339,126
   CONTRACT BUY-OUT EXPENSE                               -                          -          1,465,000 [1]             1,465,000
   ARO EXPENSE                                            -                          -            697,500 [1]               697,500
   DEPRECIATION AND AMORTIZATION                      4,462                          -                                        4,462
                                         -------------------      ---------------------                         --------------------
      TOTAL EXPENSES                                937,151                    322,437                                    3,506,088
                                         -------------------      ---------------------                         --------------------

LOSS FROM OPERATIONS                               (937,151)                (1,604,548)                                  (4,788,199)

OTHER INCOME (EXPENSE)

   OTHER FINANCING COSTS                           (279,556)                         -                                     (279,556)
   INTEREST INCOME                                      139                          -                                          139
   INTEREST EXPENSE                                (162,128)                         -                                     (162,128)
                                         -------------------      ---------------------                         --------------------

      TOTAL OTHER INCOME (EXPENSE)                 (441,545)                         -                                     (441,545)
                                         -------------------      ---------------------                         --------------------

NET LOSS BEFORE INCOME TAX EXPENSE               (1,378,696)                (1,604,548)                                  (5,229,744)

INCOME TAX EXPENSE                                        -                          -                                            -
                                         -------------------      ---------------------                         --------------------

NET LOSS                                 $       (1,378,696)      $         (1,604,548)                         $        (5,229,744)
                                         ===================      =====================                         ====================

BASIC LOSS PER SHARE                     $            (0.09)                                                    $             (0.36)
                                         ===================                                                    ====================

WEIGHTED AVERAGE SHARES OUTSTANDING              14,616,332                                                              14,616,332
                                         ===================                                                    ====================

----------------------------

[1] To record the costs of acquisition.

                                 AMERALIA, INC.
 UNAUDITED AND UNREVIEWED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS


                                                                                                                   Ameralia, Inc.
                                             Ameralia, Inc.              White River                              and Subsidiaries
                                            and Subsidiaries         Nahcolite Minerals                         (Post Acquisition)
                                                 For The                   For The                                    For The
                                               Year Ended                Year Ended           Acquisition            Year Ended
                                              June 30, 2002             June 30, 2002           Entries            June 30, 2002
                                          ---------------------     ---------------------   --------------      -------------------
SALES, NET                                $                  -      $         14,797,634                        $       14,797,634
COST OF SALES                                                -                14,906,225                                14,906,225
                                          ---------------------     ---------------------                       -------------------

GROSS PROFIT (DEFICIT)                                       -                  (108,591)                                 (108,591)
                                          ---------------------     ---------------------                       -------------------

EXPENSES

   GENERAL AND ADMINISTRATIVE                        2,099,751                   750,626           84,000 [1]            2,934,377
   CONTRACT BUY-OUT EXPENSE                                  -                         -        1,465,000 [1]            1,465,000
   ARO EXPENSE                                               -                         -          697,500 [1]              697,500
   DEPRECIATION AND AMORTIZATION                        13,660                         -                                    13,660
                                          ---------------------     ---------------------                       -------------------

      TOTAL EXPENSES                                 2,113,411                   750,626                                 5,110,537
                                          ---------------------     ---------------------                       -------------------

LOSS FROM OPERATIONS                                (2,113,411)                 (859,217)                               (5,219,128)

OTHER INCOME (EXPENSE)

   OTHER INCOME                                          2,025                         -                                     2,025
   OTHER FINANCING COSTS                              (411,303)                        -                                  (411,303)
   INTEREST INCOME                                         263                         -                                       263
   INTEREST EXPENSE                                   (242,432)                   (6,806)                                 (242,432)
                                          ---------------------     ---------------------                       -------------------

      TOTAL OTHER INCOME (EXPENSE)                    (651,447)                   (6,806)                                 (651,447)
                                          ---------------------     ---------------------                       -------------------

NET LOSS BEFORE INCOME TAX EXPENSE                  (2,764,858)                 (866,023)                               (5,870,575)

INCOME TAX EXPENSE                                           -                         -                                         -
                                          ---------------------     ---------------------                       -------------------

NET LOSS                                  $         (2,764,858)     $           (866,023)                       $       (5,870,575)
                                          =====================     =====================                       ===================

BASIC LOSS PER SHARE                      $              (0.22)                                                 $            (0.46)
                                          =====================                                                 ===================

WEIGHTED AVERAGE SHARES OUTSTANDING                 12,819,479                                                          12,819,479
                                          =====================                                                 ===================

----------------------------

[1] To record the costs of acquisition.

AMERALIA INC AND SUBSIDIARIES
PRO FORMA ADJUSTMENTS


ADJUSTMENT #1

Restricted Cash                                                             24,000,000.00
              Note Payable - Sentient                                                          24,000,000.00

To record the issuance of a $24,000,000 note payable and the receipt of $24,000,000 in cash.


ADJUSTMENT #2

Accumulated Deficit                                                         20,512,300.00
Members' Payable                                                             3,855,500.00
Accumulated Deficit                                                          2,246,500.00
Prepaid Expenses                                                               470,845.00
Accounts Payable                                                               595,000.00
Goodwill                                                                     6,508,504.00
              Cash                                                                                    200.00
              Restricted Cash                                                                  23,039,049.00
              Inventory                                                                            18,000.00
              Due From IMCC                                                                     8,634,900.00
              Fixed assets, Net                                                                   303,200.00
              Mineral Properties and Patents, Net                                                 295,800.00
              ARO Liability                                                                       697,500.00
              Notes Payable                                                                     1,200,000.00
                                                                            34,188,649.00      34,188,649.00

To record the purchase of assets from White River (less balance sheet items not acquired), to record the costs of acquisition, and to record the payment of certain Company liabilities as required in the purchase agreement.






NOTE: The adjustment made to Accumulated Deficit (AJE#2 for $2,246,500) is due to expenses incurred as part of the acquisition, and is broken out as follows:



              Workman's Compensation                                                               60,000.00
              Bonding Expense                                                                      24,000.00
              ARO Liability Expense                                                               697,500.00
              Contract Buy-out Expense                                                          1,465,000.00
                                                                                          -------------------
              Total Acquisition Expenses                                                        2,246,500.00
                                                                                          ===================